Exhibit 10.1

May 1, 2015

Liam Kelly
[ADDRESS DELETED]

Dear Liam,

On behalf of Teleflex Incorporated (the “Company”), I am pleased to confirm our offer of employment as Executive Vice President and Chief Operating Officer. You will be based at our facility located in Wayne, PA and report directly to me. The effective date of your U.S. employment will be the later of May 1, 2015 or the date on which you sign a Compromise Agreement terminating your employment with Teleflex Medical Europe Limited.

The key provisions of the offer package are as follows:

Base Salary: You will receive an annual base salary of $550,000.00, to be paid bi-weekly in arrears.

Annual Incentive Plan (AIP): In addition to your base salary, you will be eligible to participate in the Teleflex Annual Incentive Plan (AIP) with a target payout of 75% of your annual base salary. The AIP is designed to provide an annual cash incentive award to eligible employees who meet certain performance criteria. Any potential award would be based on your performance and the financial performance of Teleflex Incorporated. Teleflex reserves the right to change, add to, or modify this plan in whole or in part, for any reason without advance notice, during the plan year and from year to year.

Equity: You will be eligible for consideration to receive equity grants under the Company’s equity incentive plan. Equity grants typically occur annually based on individual performance and company financial performance. All equity grants are subject to approval by the Compensation Committee of the Teleflex Incorporated Board of Directors.

Promotional Equity Grant: You will be recommended for a promotional equity grant with an equivalent USD value of $240,000 delivered as a combination of 7,380 Stock Options, vesting in three equal annual installments commencing on the first anniversary of the grant date, and 722 shares of Restricted Stock, vesting 100% on the third anniversary of the grant date.

Car Benefit: In this position, you will continue to be provided with a leased car, at the Company’s expense.

Employee Benefits: In this position, you will continue to participate in the U.S. medical, dental, vision and prescription benefit program. In addition, you will now be eligible to participate in the Teleflex short and long-term disability insurance programs, a 401(k) Savings Plan, educational tuition assistance, paid time off (PTO), and Company-paid holidays in accordance with the schedule of paid holidays for the Wayne, PA Corporate office. The enclosed Benefits Summary outlines the details of our benefits. Although Teleflex Incorporated maintains its benefit plans on an ongoing basis, the Company reserves the right to terminate or amend each plan, in part or in its entirety, at any time.

Executive Benefits:

•	Life Insurance: You will be eligible for an enhanced life insurance benefit equal to 3x your annual earnings up to a maximum payout of $2,000,000.

•
Deferred Compensation: You will be eligible to participate in the Teleflex Incorporated Deferred Compensation Plan. Each plan year the Company may, at its discretion, make contributions to your Deferred Compensation Account:

◦	Non-Elective Contribution -- 5% of your base salary and AIP bonus less the maximum Company contribution under the Teleflex 401(k) Savings Plan

◦	Matching Contribution -- up to 3% of your contributions on your base salary and AIP bonus to the Deferred Compensation Plan

Please see the attached summary of the Company’s deferred compensation plan for full details.

Service Recognition: The Company will recognize your years of service with Teleflex Medical Europe Limited for benefits purposes, and will consider your hire date with the Company as April 1, 2009.

Repatriation Assistance: Should your employment be terminated by the Company for any reason other than Cause (as defined in your Senior Executive Officer Severance Agreement effective as of May 1, 2015) prior to you obtaining a U.S. green card, the Company agrees to pay for repatriation of you and your spouse and dependent children back to Ireland, consisting of: (1) one-way economy class airfare from Philadelphia, PA, USA to Dublin, Ireland, and transportation from the Dublin airport to your destination within Ireland, and (2) shipment of your approved household goods back to Ireland.

Your employment by the Company is at will and may be terminated by either party at any time, subject to the giving of notice as defined in your Senior Executive Officer Severance Agreement and/or Executive Change in Control Agreement. Nothing in this letter changes the at-will nature of your employment.

If you have any questions regarding this offer, please feel free to contact Cam Hicks.

Please indicate your acceptance of this offer by signing in the space provided and returning the letter. Please retain one original copy for your records.

Liam, we are very excited about your future with Teleflex and the leadership you bring to our global organization. The Board of Directors and I believe you will make significant contributions to our growth and future success.

Sincerely,

/s/ Benson Smith

Benson Smith
Chairman, President and CEO

Accepted and agreed:

/s/ Liam Kelly
Liam Kelly